EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Lightbridge Provides Year-End Business Update and Outlines Upcoming Milestones for Enfission Joint Venture

Reports current cash balance of approximately $27 million to accelerate commercialization efforts and fund R&D activities well into 2019

RESTON, Va., March 15, 2018 -- Lightbridge Corporation (NASDAQ: LTBR), a nuclear fuel technology company, today provided a business update, including upcoming milestones for Enfission LLC, its joint venture with Framatome, Inc., a leader in designing, building, servicing, and fueling today’s reactor fleet and advancing nuclear energy. The Company also reported financial results for the year ended December 31, 2017.

Seth Grae, President & Chief Executive Officer of Lightbridge Corporation, commented, “In 2017 we laid the foundation for what would become the most pivotal event in our corporate history. In January of this year we announced the launch of Enfission, our 50-50 joint venture with Framatome, to develop, license and sell nuclear fuel assemblies based on Lightbridge-designed metallic fuel technology and other advanced nuclear fuel intellectual property. I am pleased to report that with Framatome we are making rapid progress since the formation of Enfission. Specifically, we are working on developing a regulatory licensing plan for lead test assemblies and we expect to present this plan to the U.S. Nuclear Regulatory Commission (NRC) later this year. We are also developing analytical models for our metallic fuel technology that can be used for reactor analysis and regulatory licensing. Our goal is to commence metallic fuel sample fabrication for irradiation in a test reactor in 2020. We continue to receive valuable feedback on our fuel technology development plan through our Nuclear Utility Fuel Advisory Board, which is comprised of four leading U.S. nuclear utilities. We expect Enfission to enter into a lead test rod and/or lead test assembly agreement with at least one of these four companies in 2019-2020, which could result in our first fuel-related cash contributions from a utility customer.”

“We continue to expand our intellectual property protection. In January, we received a Notice of Allowance in the U.S. that extends Lightbridge’s patent portfolio coverage to an entire metallic fuel assembly design for Western-type pressurized water reactors, which comprise two-thirds all power reactors in operation worldwide. Our metallic fuel designs can also be adapted for use in nearly all other power reactors around the world. We were also awarded key patents in Europe and China related to our innovative metallic fuel design, which extend through 2034. With dozens of patents issued and pending around the world, we have assembled a strong intellectual property portfolio that, through Enfission, we plan to leverage into commercial arrangements.”

“There is growing governmental support for nuclear energy in the U.S. and around the world. Nearly all the nuclear power plants in the U.S. have received license renewals to allow operations to 60 years, and the first applicants for subsequent license renewals to extend reactor operations to 80 years have announced plans to begin the process with the NRC this year. Importantly, the White House has placed nuclear energy at the forefront of its energy agenda, including new programs to boost nuclear power research and development. Importantly, our nuclear fuel designs are attracting attention at both the commercial and governmental levels, given that our technology holds significant promise to enhance reactor safety, improve nuclear power plants’ economics through increased power output and longer fuel cycles, improve proliferation resistance of spent fuel so bombs can’t be made from nuclear waste, and reduce the amount of waste per unit of electricity generated.”

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“Since the end of 2017, we have significantly enhanced our balance sheet, including a recent capital raise with European family offices, strategic and accredited American and European investors. As a result, our balance sheet is stronger than any time in our corporate history and we now have approximately $27 million of cash on hand as of today, which we expect will help significantly accelerate our commercial efforts.”

Balance Sheet Overview

At December 31, 2017, we had cash and cash equivalents of approximately $4.5 million, as compared to approximately $3.6 million at December 31, 2016. The $0.9 million increase in cash and cash equivalents resulted from the sale of approximately $6.0 million of common stock during the twelve months ended December 31, 2017, partially offset by net cash used in operating activities of approximately $5.0 million and cash used in investing activities of approximately $0.2 million. The Company used cash during the 12 months ended December 31, 2017 primarily to fund general and administrative expenses and for research and development. The Company had approximately $3.6 million in working capital at December 31, 2017 as compared to working capital of approximately $3.4 million at December 31, 2016. Stockholders’ equity at December 31, 2017 was approximately $5.8 million compared to stockholders’ equity of approximately $5.6 million at December 31, 2016.

Operating Results – Year End of Fiscal 2017 Compared to Year End of Fiscal 2016

For the year ended December 31, 2017, Lightbridge’s net loss available to common shareholders was approximately $7.4 million, or a loss of $0.71 per share, on revenue of $0.2 million. Lightbridge focused its efforts on forming the joint venture with Framatome, which included Framatome’s due diligence work on our nuclear fuel before entering into the Enfission joint venture. In the same period of 2016, the net loss available to common shareholders was $7 million, or loss per share of $1.48 per share, on revenue of $0.8 million. All revenue was generated from consulting services. Stock-based compensation expense was $1.2 million for the year ended December 31, 2017 compared to $2.0 million for the year ended December 31, 2016. For the year ended December 31, 2017, the Company’s cash flows used in operating activities were $5.0 million versus $6.0 million used in operating activities for the same period of 2016. The decrease in cash used in operating activities in 2017 of $1.0 million was primarily due to the decrease in revenue and operating expenses and the change in working capital items.

2017 Year End Conference Call

Lightbridge will host a conference call on Friday, March 16th at 10:00 a.m. US Eastern Time to discuss the company’s financial results for the year ending December 31, 2017, as well as the Company’s corporate progress and other meaningful developments.

Interested parties can access the conference call by calling 877-407-0778 for U.S. callers, or +1- 201-689-8565 for international callers. The call will be available on the Company’s website via webcast at http://ir.ltbridge.com/events.cfm. The conference call will be led by Seth Grae, President and Chief Executive Officer and other Lightbridge executives will also be available to answer questions. Questions may also be submitted in writing before or during the conference call to ir@Ltbridge.com.

A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through midnight April 16, 2018, and can be accessed by calling: 877-481-4010 (U.S. callers) or +1- 919-882-2331 (international callers) and entering conference ID: 26581.

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About Lightbridge Corporation

Lightbridge (NASDAQ: LTBR) is a nuclear fuel technology development company based in Reston, Virginia, USA. The Company develops proprietary next generation nuclear fuel technologies for current and future reactors, which significantly enhances the economics and safety of nuclear power, operating about 1000° C cooler than standard fuel. In January 2018, Lightbridge and Framatome, Inc. formed a 50-50 joint venture, Enfission, LLC, to develop, license, manufacture, and sell nuclear fuel assemblies based on Lightbridge-designed metallic fuel technology and other advanced nuclear fuel intellectual property. Enfission has the exclusive rights to this technology and is responsible for the development of manufacturing processes and fuel assembly designs for pressurized water reactors (PWRs), boiling water reactors (BWRs), water-cooled small modular reactors, and water-cooled research reactors developed around this intellectual property. PWRs and BWRs constitute the most widely used reactor types in the world. Four large electric utilities that generate about half the nuclear power in the US already advise Lightbridge on fuel development and deployment. In addition to distributions from Enfission based on the parties’ ownership interest in the joint venture, Lightbridge anticipates receiving future licensing revenues in connection with sales by Enfission of nuclear fuel incorporating its intellectual property. Lightbridge also provides comprehensive advisory services for established and emerging nuclear programs based on a philosophy of transparency, non-proliferation, safety and operational excellence. For more information please visit: www.ltbridge.com.

To receive Lightbridge Corporation updates via e-mail, subscribe at http://ir.ltbridge.com/alerts.cfm.

Lightbridge is on Twitter. Sign up to follow @LightbridgeCorp at http://twitter.com/lightbridgecorp.

Forward Looking Statements

With the exception of historical matters, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the timing, progress and potential challenges relating to Enfission’s anticipated operations and other developments, the expected timing and results arising from research and development with respect to Enfission, the possibility of obtaining the Company’s first fuel-related contributions from a utility customer, the expected market for and the position of the Company’s product and service offerings, and the impact of governmental support for nuclear energy initiatives.

These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to, the degree of market adoption of the Company’s product and service offerings; market competition; the success of our Enfission joint venture with Framatome; dependence on strategic partners; demand for fuel for nuclear reactors; the Company’s ability to manage its business effectively in a rapidly evolving market; as well as other factors described in Lightbridge’s filings with the Securities and Exchange Commission. Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Investor Relations Contact:

David Waldman/Natalya Rudman

Tel. +1 855-379-9900

ir@Ltbridge.com

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Lightbridge Corporation

Consolidated Balance Sheets

	December 31,	December 31,
	2017	2016
ASSETS
Current Assets
Cash and cash equivalents	$4,515,398	$3,584,877
Restricted cash	-	114,012
Accounts receivable - project revenue and reimbursable project	10,400	388,434
Prepaid expenses and other current assets	70,067	80,933
Deferred financing costs, net	491,168	491,168
Total Current Assets	5,087,033	4,659,424
Other Assets
Patent costs	1,367,692	1,160,465
Deferred financing costs, net	491,268	982,486
Total Other Assets	1,858,960	2,142,951
Total Assets	$6,945,993	$6,802,375

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$1,151,210	$1,216,321
Total Current Liabilities	1,151,210	1,216,321

Long-Term Liabilities
Deferred lease abandonment liability	-	28,464
Total Liabilities	1,151,210	1,244,785

Commitments and contingencies - Note 7

Stockholders’ Equity
Convertible Preferred stock, $0.001 par value, 10,000,000 authorized shares, convertible Series A preferred shares, 1,020,000 shares issued and outstanding at December 31, 2017 and December 31, 2016	1,020	1,020
Common stock, $0.001 par value, 100,000,000 authorized shares, 12,737,703 shares and 7,112,143 shares issued and outstanding as of December 31, 2017 and 2016, respectively	12,738	7,112
Additional paid-in capital	93,602,539	86,266,075
Accumulated Deficit	(87,821,514)	(80,716,617)
Total Stockholders’ Equity	5,794,783	5,557,590
Total Liabilities and Stockholders’ Equity	$6,945,993	$6,802,375

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Lightbridge Corporation

Consolidated Statements of Operations

	Years Ended
	December 31,
	2017	2016

Revenue:

Consulting Revenue	$175,446	$760,577

Cost of Consulting Services Provided	107,091	456,565

Gross Margin	68,355	304,012

Operating Expenses
General and administrative	4,383,066	5,190,549
Research and development expenses	2,282,938	2,748,337
Total Operating Expenses	6,666,004	7,938,886

Operating Loss	(6,597,649)	(7,634,874)

Other Income and (Expenses)
Warrant revaluation	-	1,672,573
Warrant modification expense	-	(162,398)
Interest income	65	316
Financing costs	(491,218)	(191,345)
Interest expense	(16,095)	(29,448)
Total Other Income and (Expenses)	(507,248)	1,289,698

Net loss before income taxes	(7,104,897)	(6,345,176)

Income taxes	-	-

Net loss	(7,104,897)	$(6,345,176)

Accumulated preferred stock dividend	(276,578)	(80,578)

Deemed dividend on convertible preferred stock dividend conversion due to beneficial feature	-	(581,300)

Net loss attributable to common shareholders	$(7,381,475)	$(7,007,054)

Net Loss Per Common Share,
Basic and Diluted	$(0.71)	$(1.48)

Weighted Average Number of Shares Outstanding	10,424,481	4,728,943

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Lightbridge Corporation

Consolidated Statements of Cash Flows

	Years Ended
	December 31,
	2017	2016
Operating Activities:
Net Loss	$(7,104,897)	$(6,345,176)
Adjustments to reconcile net loss from operations to net cash used in operating activities:
Stock-based compensation	1,193,306	1,984,011
Amortization of deferred financing costs	491,218	191,345
Abandonment loss	37,780	-
Warrant revaluation	-	(1,672,573)
Warrant modification expense	-	162,398
Implied interest expense on deferred lease abandonment liability	16,095	26,953
Changes in operating working capital items:
Accounts receivable - fees and reimbursable project costs	378,034	(248,637)
Prepaid expenses and other assets	10,866	87,096
Accounts payable and accrued liabilities	159,953	101,960
Deferred lease abandonment liability	(185,683)	(263,437)
Net Cash Used In Operating Activities	(5,003,328)	(5,976,060)

Investing Activities:
Patent costs	(207,227)	(209,871)
Net Cash Used In Investing Activities	(207,227)	(209,871)

Financing Activities:
Net proceeds from the issuance of common stock	6,027,064	6,135,804
Net proceeds from the issuance of preferred stock	-	2,800,000
Proceeds from the issuance of note payable	-	135,000
Repayment of note payable	-	(135,000)
Restricted cash	114,012	211,820
Net Cash Provided by Financing Activities	6,141,076	9,147,624

Net Increase In Cash and Cash Equivalents	930,521	2,961,693

Cash and Cash Equivalents, Beginning of Year	3,584,877	623,184

Cash and Cash Equivalents, End of Year	$4,515,398	$3,584,877

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year:
Interest	$-	$2,433
Income taxes	$-	$-

Non-Cash Financing Activities:
Deferred financing costs	$-	$1,664,999
Warrant liability – reclassification to equity	$-	$817,020
Deemed dividend on convertible preferred stock due to beneficial conversion feature	$-	$581,300
Accumulated preferred stock dividend	$276,578	$80,578
Decrease in accrued liabilities - stock-based compensation	$121,720	$-

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